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                                                                    EXHIBIT 99.1

[COLORADO MEDtech, Inc. LOGO]




FOR IMMEDIATE RELEASE:                                                  NEWS
----------------------                                               NASDAQ-CMED
December 21, 2000

                       COLORADO MEDTECH, INC. COMMENTS ON
                         EXPECTED SECOND QUARTER RESULTS

BOULDER, Colorado -- Colorado MEDtech, Inc. (NASDAQ -- CMED), a Boulder, Colorado-based medical products and outsourcing services company, today announced that it anticipates that it will post an operating loss of approximately $700,000 for its second quarter ended December 31, 2000, which includes one-time charges of not less than $250,000 related to the company's response to the unsolicited acquisition proposal by HEI, Inc. These results are lower than analyst estimates. Revenues for the quarter are expected to be slightly ahead of prior quarter revenues of $17.1 million.

The preliminary estimates primarily reflect increased expenses and reduced revenues as a result of addressing manufacturing and quality systems issues. During the quarter, the company invested heavily in its manufacturing and quality systems, and expects the investments to result in long-term cost-savings and improved performance and profitability. The company's previous guidance included substantial investment in manufacturing systems and processes. However, as the company's new management team reviewed these systems and processes, the need for further change became evident and the company management responded by increasing training and fortifying its systems and processes. As a result, spending for these matters exceeded the original estimates and the company experienced delays in certain production projects. The increased investment and reduced shipments have had a negative impact on results for the current quarter and are expected to have an impact for the remaining two quarters of the company's fiscal year.

The anticipated quarter results also include the effect of an increase in research and development expense associated with the company's x-ray generator product.

The company continues to experience growth in bookings in its manufacturing, imaging and CIVCO business units.

"These results are not what we anticipated in our plan, but we as a management team have concluded that aggressively accelerating our investment in infrastructure and quality improvements is necessary for the long-term success of the company," said Mr. Onody. "Frank Maguire, our Chief Operations Officer, and I have shared our plans with key clients and they have agreed with our aggressive program to strengthen our manufacturing and quality systems. Our new management is absolutely committed to improving our position as a leading medical device company."

Colorado MEDtech plans to announce second quarter results on February 6, 2001. The company will, over the next several weeks, update shareholders and the financial community on the effect the above developments will have on its operating results for the remaining six months of this fiscal year.

Colorado MEDtech, Inc., through its wholly-owned subsidiaries and operating divisions, is a leading full-service provider of advanced medical products and comprehensive outsourcing services.


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CONFERENCE CALL

Colorado MEDtech will hold a conference call at 9:00 a.m. Eastern time on December 21, 2000 to discuss its expectations for its second quarter results. Interested parties may listen to the call via Colorado MEDtech's website at www.cmed.com or by calling 888-222-2994. A replay of the call will be available until December 28, 2000 at 800-428-6051, passcode 149695. The webcast replay will also be available until December 28, 2000.

FORWARD-LOOKING STATEMENTS

The statements in this news release and in the conference call that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipated," "expected" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the risk that the Company's existing level of orders may not be indicative of the level or trend of future orders, the risk that the Company may not successfully complete the work encompassed by current or future orders, the risk that unforeseen technical or production difficulties may adversely impact project timing and financial performance, the risk that the management changes will not produce the desired results, the risk of potential litigation, the risks associated with regulation by the Federal Food and Drug Administration, the risk that acquired companies cannot be successfully integrated with the Company's existing operations and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the Company is dependent. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

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                                    CONTACTS:

Colorado MEDtech, Inc.
Stephen K. Onody, President and CEO               Telephone:        303.530.2660
Gregory A. Gould, CFO                             Fax:              303.581.1010
Email: cmedinfo@cmed.com                          Website:          www.cmed.com